BSQUARE Reports First Quarter 2006 Results

Revenue Increases 18% Year-over-Year

BELLEVUE, WA, May 4, 2006 – BSQUARE Corporation (Nasdaq: BSQR), a leading provider of embedded software solutions, today announced financial results for the first quarter of 2006.

BSQUARE reported total revenue for the quarter of $11.6 million, an increase of 18% from the $9.8 million reported during the first quarter of 2005, and a 9% decrease from the $12.7 million reported in the fourth quarter of 2005.

The company reported a net loss for the quarter of $849,000, or $0.09 per diluted share, including $154,000 in stock-based compensation, which compared to a net loss of $545,000, or $0.06 per diluted share, in the first quarter of 2005, and a net loss of $246,000, or $0.03 per diluted share, in the fourth quarter of 2005. The fourth quarter of 2005 included $399,000 in bad debt expense.

“We had anticipated a 10-15% year-over-year increase in revenue and a similar decrease on a sequential basis,” commented Brian Crowley, chief executive officer of BSQUARE. “While we exceeded our revenue expectations, this quarter’s results were impacted by several contract signing delays which should benefit the second quarter.”

Key Results, Achievements and Events:

•	The company achieved solid year-over-year revenue growth of 18% resulting from increases in third-party software and service revenue fueled by overall market strength and improved sales execution;

•	The company continued to diversify, expand and solidify its customer base. During the quarter, the company derived revenue from a record number of customers, began work on a new project for a major defense contractor and continued existing projects with several semiconductor manufacturers and large OEMs including Intel, Palm, HP and Motorola;

•	The company established a new development center in Vancouver, British Columbia thereby expanding overall engineering capacity;

•	The company successfully launched SDIO Now! version 2.2, providing improved performance and the ability to support multiple SDIO devices using one host controller, thus enabling customers to reduce the size and cost of their smart devices;

•	The company announced it will provide Microsoft® Windows® CE hardware development platforms for OEMs adopting Intel Corporation’s newest processor family (codenamed Monahans), supporting a wide variety of peripheral chips, multiple expansion slots, a high-resolution display, and various connectivity and storage options;

•	The company began early sales and marketing activities in support of its reference design products that it plans to formally introduce during the second quarter of 2006; and

•	The company announced availability of an expanded line of Microsoft Windows Embedded Server Products with the addition of SQL Server™ 2005 for Embedded Systems and Data Protection Manager 2006 for Embedded Systems which should generate incremental revenue during 2006.

Commenting on the rest of the year, Mr. Crowley added, “Our goals for the remainder of 2006 are to successfully introduce our new reference design offerings, while broadening our SDIO platform, increasing related revenue and solidifying our emerging relationship with Intel. We believe that these initiatives will translate into higher sales of BSQUARE proprietary products and engineering services.”

Revenue Results

Software revenue was $7.9 million for the quarter, including $7.4 million in sales of third-party software products, most notably Microsoft Embedded operating systems. This compared to software revenue of $7.5 million, including $6.9 million in sales of third-party software, in the first quarter of 2005. Excluding sales of $711,000 to Cardinal Healthcare in the first quarter of 2005, third-party software sales increased 20% year-over-year and declined 9% sequentially. Mr. Crowley commented, “We finished the quarter stronger than we expected in third-party software sales driven by overall customer growth; demonstrating the stronger overall position we are in today due to a more diversified customer base.”

Proprietary software revenue was $439,000 this quarter compared to $587,000 in the first quarter of 2005. Lower SDIO Now! product revenue accounted for the decline attributable to product cycle-related softness. “While the softness in SDIO Now! revenue seen in the second half of 2005 had a residual effect this quarter, this quarter’s performance was also impacted by a significant order that was pushed into the second quarter,” Mr. Crowley continued.

Service revenue was $3.7 million this quarter, up from the $2.4 million reported in the first quarter of 2005 driven by improved market strength and sales execution resulting in a 96% increase in billable hours, offset by a 17% decrease in realized rate per hour. The realized rate per hour decline was attributable to $235,000 in service work delivered this quarter which the company anticipates will be recognized in the second quarter once the contracts are signed. Additionally, the company is engaged in several Asia Pacific contracts where it’s providing services at relatively low rates in exchange for guaranteed royalty payments in the future. “Had we recognized the $235,000 in revenue delayed into the second quarter due to contract signings, service revenue would have been stronger than anticipated this quarter,” Mr. Crowley continued.

“Based on overall market conditions, the recognition of revenue on several contracts delayed into the second quarter, renewed strength in SDIO Now! revenue and the introduction of several new proprietary products, we are anticipating growth in all three revenue lines in the second quarter such that we anticipate overall revenue being up 18% to 24% year-over-year and 5% to 10% sequentially,” Mr. Crowley concluded.

Gross Profit Margin Results

Overall gross profit was $2.3 million this quarter, or 20% of total revenue, as compared to $1.9 million in the first quarter of 2005, or 19% of total revenue. Software gross margin was 18% for the quarter, compared to 21% in the first quarter of 2005 with the decrease driven by the relative mix of high-margin proprietary revenue and low-margin third party software revenue to total software revenue. Third-party software margin remained relatively constant at approximately 14% this quarter.

Service gross margin increased substantially to 25% this quarter, compared to 15% in the first quarter of 2005 driven by higher revenue levels. Despite the improvement, service gross margin was negatively impacted this quarter by the delayed contract signings for which related costs were incurred during the quarter with no resulting revenue. Scott Mahan, BSQUARE’s chief financial officer, commented, “We expect service margin to improve throughout the year as revenue increases and certain fringe benefit expenses decline.”

Operating Expenses

During the quarter, operating expenses were $3.3 million, compared to $2.5 million in the first quarter of 2005. Selling, general and administrative expenses increased $386,000 year-over-year driven primarily by increases in wages and related expenses to support the company’s growth in domestic and international sales efforts and $97,000 in stock-based compensation expense not present in 2005. Research and development expense increased $355,000, or 92%, this quarter compared to the prior year to support the company’s increased focus on proprietary product efforts. Mr. Mahan commented, “Our total operating expenses and cost of service increased $154,000 year-over-year due to non-cash stock-based compensation that we began expensing this quarter, the majority of which affected SG&A expense. Other than the potential impact of Sarbox compliance, we don’t expect to make further significant investments in SG&A or R&D in 2006 based on our current product plans and will continue to monitor our expense levels as we look to realize meaningful operating leverage with increasing revenue levels.”

Cash Flows

The company’s cash and cash equivalents and short-term investments increased to $10.9 million at March 31, 2006 as compared to $10.7 million at December 31, 2005 ($1.2 million of the balance is restricted in each case). The sequential increase was driven by stronger cash collections, offset by a decrease in the company’s royalty payable to Microsoft at quarter-end compared to the fourth quarter of 2005. Day’s sales outstanding were 49 this quarter, down from 52 in the fourth quarter of 2005. The company’s cash flows and working capital are sensitive to the timing of Microsoft Embedded operating systems sales within the quarter due to collection patterns and the timing of royalty payments to Microsoft. The company has no outstanding debt.

Conference Call

Management will host a conference call today, Thursday, May 4, 2006 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). To access the call, please dial (877) 502-9272 or (913) 981-5581 for international callers and reference “BSQUARE Corporation First Quarter 2006 Earnings Conference Call.” A replay will be available for one week following the call by dialing -888-203-1112 or 719-457-0820 for international callers; reference conference ID 5854995. A live and replay webcast of the call will be available at www.bsquare.com in the investor relations section.

About BSQUARE

BSQUARE is a software solutions provider to the global embedded device community, collaborating at all stages in device development. As a full service provider, BSQUARE also offers Windows Embedded licensing and expertise. For more information about BSQUARE, visit its website at www.bsquare.com.

# # #

BSQUARE is a registered trademark of BSQUARE Corporation. All other product and company names herein may be trademarks of their respective owners.

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements relating to our projected financial results and proprietary products strategy. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Our forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict and could cause actual results to differ materially from those projected. Factors that could affect our actual results include a decline in the market for our products, technology licenses and services; a decline in the market for Windows-based or other smart devices or the failure of this market to develop as anticipated; adverse changes in macro-economic conditions; our ability to successfully implement, execute and make adjustments in our business strategy, business model or product offerings to meet the needs of our current, new and potential customers; risks associated with the effects of our restructurings; our ability to successfully support our operations; competition; and intellectual property risks. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in BSQUARE’s Annual Report on Form 10-K for the year ended December 31, 2005 in the section entitled “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

# # #

BSQUARE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	March 31, 2006	December 31, 2005
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$9,749	$7,694
Short-term investments	—	1,800
Accounts receivable, net of allowance for doubtful accounts of $691at March 31, 2006 and $687 at December 31, 2005	6,269	7,296
Prepaid expenses and other current assets	433	440

Total current assets	16,451	17,230
Equipment, furniture and leasehold improvements, net	823	792
Intangible assets, net	254	304
Restricted cash	1,200	1,200
Other non-current assets	45	44

Total assets	$18,773	$19,570

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,299	$2,662
Other accrued expenses	3,388	3,298
Accrued compensation	1,120	964
Accrued legal fees	534	534
Deferred revenue	217	270

Total current liabilities	7,558	7,728
Deferred rent	374	379

Shareholders’ equity:
Preferred stock, no par value: 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, no par value: 37,500,000 shares authorized; 9,580,774 shares issued and outstanding at March 31, 2006 and 9,553,566 shares issued and outstanding at December 31, 2005	118,603	118,393
Accumulated other comprehensive loss	(406)	(423)
Accumulated deficit	(107,356)	(106,507)

Total shareholders’ equity	10,841	11,463

Total liabilities and shareholders’ equity	$18,773	$19,570

BSQUARE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months
	Ended March 31,
	2006	2005
	(unaudited)

Revenue:
Software	$7,855	$7,452
Service	3,729	2,363

Total revenue	11,584	9,815

Cost of revenue:
Software	6,476	5,892
Service (1)	2,791	2,015

Total cost of revenue	9,267	7,907

Gross profit	2,317	1,908

Operating expenses:
Selling, general and administrative (1)	2,512	2,126
Research and development (1)	741	386

Total operating expenses	3,253	2,512

Loss from operations	(936)	(604)
Interest and other income	87	59

Net loss	$(849)	$(545)

Basic and diluted loss per share	$(0.09)	$(0.06)

Shares used in calculation of basic and diluted loss per share	9,564	9,535

(1)	Includes the following amounts related to non-cash stock-based compensation expense:

Cost of revenue — service	$40	$—
Selling, general and administrative	97	—
Research and development	17	—

Total stock-compensation expense	$154	$—